EXHIBIT 12.2
CERTIFICATION
I, Vincent Lok, Executive Vice President and Chief Financial Officer of the company, certify that:

1.	I have reviewed this report on Form 20-F/A of Teekay Corporation (the “company”);
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report; and

3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the company as of, and for, the periods presented in this report.

Dated: November 27, 2017	By:	/s/ Vincent Lok
Vincent Lok
Executive Vice President and Chief Financial Officer